EXHIBIT 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00AM 07/26/2001
010362912 -2080266

RESTATED
CERTIFICATE OF INCORPORATION
OF
NBT BANCORP INC.

Pursuant to Section 245 of
the General Corporation Law of the State of Delaware

NBT Bancorp Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in order to restate its Certificate of Incorporation pursuant to Section 245 of the GCL, certifies as follows:

1.          The name of the Corporation is NBT Bancorp Inc.

2.          The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 1986, under the current name of the Corporation.

3.          The restatement of the Certificate of Incorporation of the Corporation, in the manner set forth in Item 6, was duly approved and adopted by a majority of the directors at a regular meeting of the directors duly held on July 23, 2001.

4.          The Restated Certificate of incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as originally filed and as amended from time to time from its original filing date to the date of the filing of this Restated Certificate of Incorporation; and there is no discrepancy between those provisions and the provisions of this Restated Certificate.

5.          This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the GCL.

6.         The text of the Certificate of Incorporation of the Corporation, as originally filed and as amended from time to time from its original filing date to the date of the filing of this Restated Certificate of Incorporation, is hereby restated in full so as to read in its entirety as follows:

FIRST:               The name of the corporation (hereinafter called the Corporation) is NBT BANCORP INC.

SECOND:          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware, 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD:              The nature of the business and the purpose to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:          The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Fifty-Two Million Five Hundred Thousand (52,500,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

FIFTH:              The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not to be limited to, determination of the following:

(a)          The number of shares constituting that series and the distinctive designation of that series;

(b)          The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)          Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)          The right of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)          Any other relative rights, preferences and limitations of that series.

 Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

SIXTH:               The Corporation is to have perpetual existence.

SEVENTH:         The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Everett A. Gilmour	52 South Broad Street
Norwich, New York 13815

EIGHTH:           For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     (a)         The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors shall be fixed by, or in the manner provided in, the By-Laws. Directors need not be elected by written ballot, unless so required by the By-Laws of the Corporation.

     (b)         After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By·Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

NINTH:              Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH:             From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, all in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers at any time conferred upon the stockholders and the directors of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.  The provisions set forth in Article ELEVENTH may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock (as defined in Article ELEVENTH) of the Corporation; provided, however, if there is a Major Stockholder as defined in Article ELEVENTH, such eighty percent (80%) vote must include the affirmative vote of at least eighty percent (80%) of the outstanding shares of voting stock held by shareholders other than the Major Stockholder.

ELEVENTH:

(a)        The affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares entitled to vote in the election of any particular Class of Directors (as defined in Section (e) of this Article ELEVENTH) and held by disinterested shareholders (as defined below) shall be required for the approval or authorization of any "Business Combination," as defined and set forth below:

(1)           Any merger, consolidation or other business reorganization or combination of the Corporation or any of its subsidiaries with any other corporation that is a Major Stockholder of the Corporation;

(2)          Any sale, lease or exchange by the Corporation of all or a substantial part of its assets to or with a Major Stockholder;

(3)          Any issue of any stock or other security of the Corporation or any of its subsidiaries for cash, assets or securities of a Major Stockholder;

(4)          Any reverse stock split of, or exchange of securities, cash or other properties or assets for any outstanding securities of the Corporation or any of its subsidiaries or liquidation or dissolution of the Corporation or any of its subsidiaries in any such case in which a Major Stockholder receives any securities, cash or other assets whether or not different from those received or retained by any holder of securities of the same class as held by such Major Shareholder.

The affirmative vote required by this Article ELEVENTH shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, by any other Article of this Certificate of Incorporation or as this Certificate of Incorporation may be amended, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

(b)       For the purpose of this Article ELEVENTH:

(1)           The term "Major Stockholder" shall mean and include any person, corporation, partnership, or other person or entity which, together with its "Affiliates" and "Associates" (as defined at Rule 12b-2 under the Securities Exchange Act of 1934), "beneficially owns" (as hereinafter defined) in the aggregate five percent (5%) or more of the outstanding shares of Voting Stock, and any Affiliates or Associates of any such person, corporation, partnership, or other person or entity.

(2)            The term "Substantial Part" shall mean more than twenty-five percent (25%) of the fair market value of the total consolidated assets of the Corporation in question or more than twenty-five percent (25%) of the aggregate par value of authorized and issued Voting Stock of the Corporation in question, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

(3)           The term "Voting Stock" shall mean the stock of Corporation entitled to vote in the election of directors.

(4)           The term "Beneficial Owner" shall mean any person and certain related parties, directly or indirectly, who own shares or have the right to acquire or vote shares of the company.

(5)           The term "Disinterested Shareholder" shall mean any holder of voting securities of the company other then (i) a Major Stockholder if it or any of them has a financial interest in the transaction being voted on (except for a financial interest attributable solely to such person's interest as a stockholder of the company which is identical to the interests of all stockholders of the same class) and (ii) in the context of a transaction described in (a) (4) above, any Major Stockholder (whether or not having a financial interest described in clause (i) of this sentence) if it or any of them has directly or indirectly proposed the transaction, solicited proxies to vote in favor of the transaction, financed any such solicitation of proxies or entered into any contract, arrangement, or understanding with any person for the voting of securities of the company in favor of the transaction.

(c)        The provisions of this Article shall not apply to a Business Combination which is approved by sixty-six and two-thirds percent (66-2/3%) of those members of the Board of Directors who were directors prior to the time when the Major Stockholder became a Major Stockholder.  The provisions of this Article shall not apply to a Business Combination which (i) does not change any stockholder's percentage ownership in the shares of stock entitled to vote in the election of directors of any successor of the Corporation from the percentage of the shares of Voting Stock owned by such stockholder;  (ii) provides for the provisions of this Article without any amendment, change, alteration, or deletion, to apply to any successor to the Corporation; and (iii) does not transfer all or a Substantial Part of the Corporation's assets or Voting Stock other than to a wholly-owned subsidiary of the Corporation.

(d)        Nothing contained in the Article shall be construed to relieve a Major Stockholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article shall prevent any stockholders of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such stockholder.

(e)        The Board of Directors of the Corporation shall be divided into three classes:  Class l, Class 2 and Class 3, which shall be as nearly equal as possible.  Each Director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial Director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial Director in Class 3 shall hold office until the Annual Meeting of Shareowners in 1989.  Such initial Directors for each of the three Classes of Directors shall be as follows: Class 1 -John M. Kolbas and Paul O. Stillman; Class 2- Donald E. Stone, Darryl R. Gregson and Paul R. Enggaard; Class 3 -Everett A. Gilmour, J. K. Weinman and Thomas J. Mirabito.  In the event of any increase or decrease in the authorized number of Directors, (1) each Director then serving as such nevertheless continue as a Director of the Class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three Classes of Directors so as to maintain such Classes as nearly equal as possible.  Notwithstanding any of the foregoing provisions of this Article Eleventh, each Director shall serve until his successor is elected and qualified or until his earlier resignation, removal from office or death.

TWELFTH:       A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed on its behalf by its duly authorized officer this twenty-third. day of July, 2001.

NBT BANCORP INC.

By:	/s/ Michael J. Chewens
Michael J. Chewens
Chief Financial Officer and Secretary

State o:f Delaware
Secretary o:f State
Division of Corporations
Delivered 12:25 PM 05/02/2012
FILED 12:18 PM 05/02/2012
SRV 120499194 -2080266 FILE

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NBT BANCORP INC.

NBT Bancorp Inc., a corporation  organized  and existing under and by virtue of the General Corporation  Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of NBT Bancorp Inc., resolutions were duly adopted setting forth a proposed amendment  of the Restated Certificate of Incorporation of NBT Bancorp Inc., declaring such amendment to be advisable and submitting such amendment to the stockholders of  NBT Bancorp Inc. for consideration thereof. The  resolution setting forth the proposed amendment  is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"FOURTH:      The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred and Two Million Five Hundred Thousand (102,500,000) shares consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.0 l per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share."

SECOND:        That thereafter, pursuant to a resolution  of its Board of Directors, a meeting of stockholders of NBT Bancorp Inc. was duly called and held upon notice in  accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:            That said amendment was duly adopted in accordance  with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NBT Bancorp Inc. has caused this certificate to be signed this 2nd day of May, 2012.

By:	/s/ F. Sheldon Prentice
Name:	F. Sheldon Prentice
Title:	Corporate Senior Vice President, General Counsel and Corporate Secretary